As filed with the Securities and Exchange Commission on March 11, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
________________

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

INTELLIPHARMACEUTICS INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)
(Translation of Registrant’s name into English)
_______________

Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 Worcester Road
Toronto, Ontario M9W 5X2
(416) 798-3001
 (Address and telephone number of Registrant’s principal executive offices)
__________________

Shameze Rampertab
Chief Financial Officer and
Vice President, Finance
Intellipharmaceutics International Inc.
30 Worcester Road
Toronto, Ontario  M9W 5X2
(416) 798-3001
(Name, address, and telephone number of agent for service)
___________________

With copies to:

Richard DiStefano, Esq.
Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Telephone: (212) 885-5000
Facsimile: (212) 885-5001
___________________

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement filed pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, no par value per share (3)	4,800,000	$3.91	$18,768,000	$2,179
Common shares, no par value per share, issuable upon the exercise of warrants (4)	4,800,000	$3.91	$18,768,000	$2,179
Common shares, no par value per share, issuable upon the exercise of Placement Agent Warrants (5)	96,000	$3.91	$375,360	$44
Total registration fee	9,696,000		$37,911,360	$4,402

(1)
Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered hereunder additional common shares as may be issued to the selling shareholders because of any future stock dividends, stock distributions, stock splits, similar capital readjustments or other anti-dilution adjustments.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based upon the average of the high and low sales prices of the common shares as reported on the Nasdaq Capital Market on March 7, 2011.

(3)	Represents common shares of the Registrant being registered for resale for the accounts of selling shareholders who acquired such shares in a private transaction.

(4)
Represents common shares of the Registrant’s being registered for resale that have been or may be acquired upon the exercise of warrants that have been previously issued to selling shareholders who acquired such shares in a private transaction.

(5)
Represents common shares of the Registrant being registered for resale that have been or may be acquired upon the exercise of warrants that have been previously issued to the placement agent in connection with a private transaction.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 11, 2011

The information in this prospectus is not complete and may be changed.  The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

INTELLIPHARMACEUTICS INTERNATIONAL INC.

9,696,000 Common Shares

This prospectus relates to up to 9,696,000 of our common shares, which have been registered for resale by some of our shareholders pursuant to this prospectus.

The common shares may be offered from time to time by the selling shareholders through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the “Plan of Distribution.” The common shares being offered include:  (a) up to 4,800,000 common shares issued to investors in the Financing, as defined below, (b) 4,800,000 common shares issuable upon exercise of warrants issued to investors in the Financing, and (c) 96,000 common shares issuable upon exercise of warrants issued to the Placement Agent in connection with the Financing (the “Advisor Warrants”). We will not receive any of the proceeds from the sale of our common shares by the selling shareholders but we will receive funds from the exercise of the warrants held by the selling shareholders if and when any warrant holder pays the exercise price in cash rather than exercising on a cashless basis. We will utilize any proceeds through a cash exercise of such warrants for general corporate and working capital purposes.

 Our common shares are listed for trading on the Toronto Stock Exchange under the symbol “I” and on the Nasdaq Capital Market under the symbol “IPCI”.  On March 2, 2011, the closing sale price of the common shares as reported by the Toronto Stock Exchange and the Nasdaq Capital Market were C$3.95 and $4.05, respectively.

An investment in the common shares is speculative and involves a high degree of risk.  See “Risk Factors” beginning on Page 4.  You should read this document and documents incorporated by reference into this prospectus before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2011.

 TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
IMPORTANT INFORMATION REGARDING FORWARD-LOOKING INFORMATION	1
PROSPECTUS SUMMARY	2
RISK FACTORS	4
USE OF PROCEEDS	23
PRICE RANGE OF COMMON SHARES	23
CAPITALIZATION AND INDEBTEDNESS	24
PRIVATE PLACEMENT OF UNITS	24
DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES	26
SELLING SHAREHOLDERS	26
PLAN OF DISTRIBUTION	30
LEGAL MATTERS	31
EXPERTS	31
MATERIAL CHANGES	31
WHERE YOU CAN FIND MORE INFORMATION	32
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	32
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY	33

You should rely only upon the information contained in, or incorporated by reference into, this document. We have not, and the selling shareholders have not, authorized any other person to provide you with different information. No other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

v

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission (SEC) with respect to 9,696,000 shares of our common stock which may be offered and sold from time to time in one or more offerings by the selling shareholders named under “Selling Shareholders”.

We may add to or modify in a prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated into this prospectus by reference.  To the extent that any statement made in a prospectus supplement conflicts with statements made in this prospectus, the statements made in the prospectus supplement will be deemed to modify or supersede those made in this prospectus.

The rules of the SEC allow the Company to incorporate by reference certain information into this prospectus. See “Incorporation of Certain Information by Reference” for a description of the documents from which information is incorporated, and where you can get a copy of such documents.

You should read both this prospectus, especially the information discussed under “Risk Factors”, and any prospectus supplement together with the information described in this prospectus under “Where You Can Find More Information.”

References to “$” “U.S. $” or “dollars” are to U.S. dollars, unless otherwise indicated. Except as otherwise indicated, financial statements of, and information regarding, Intellipharmaceutics are presented in U.S. dollars.

Unless the context requires otherwise, reference in this prospectus to "we", "us", "our", "Intellipharmaceutics”, or "Company" refers to Intellipharmaceutics International Inc. and its subsidiaries.

Hypermatrix™, Drug Delivery Engine™, IntelliFoam™, IntelliGITransporter™, IntelliMatrix™, IntelliOsmotics™, IntelliPaste™, IntelliPellets™, IntelliShuttle™ and Rexista™ are trademarks of Intellipharmaceutics and its wholly-owned subsidiaries. Other trademarks are the property of their respective holders. These trademarks are important to our business. Although we may have omitted the “TM” trademark designation for such trademarks in this prospectus, all rights to such trademarks are nevertheless reserved.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this document constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and/or “forward-looking information” under the Securities Act (Ontario). These statements include, without limitation, statements regarding the status of development, or expenditures relating to our business, plans to fund our current activities, statements concerning our partnering activities, health regulatory submissions, strategy, future operations, future financial position, future revenues and projected costs. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, “intends”, “could”, or the negative of such terms or other comparable terminology. We made a number of assumptions in the preparation of these forward-looking statements that may change, thus causing actual future results or anticipated events to differ materially from those expressed or implied in any forward-looking information or statements. These assumptions include, but are not limited to, our ability to commercialize products, receipt of regulatory approvals, positive results of current and future clinical trials or bioequivalence studies, our ability to maintain and establish intellectual property rights in our drug delivery technologies and product candidates, our ability to obtain additional financing, existence of potential markets for our product candidates, our ability to attract distributors and collaborators with acceptable development, regulatory and commercialization expertise, sufficient working capital for the development and commercialization of product candidates, our ability to create an effective direct sales and marketing infrastructure for any products we may elect to market and sell directly, market acceptance of any products that we bring to market, our ability to retain and hire qualified employees, and general improvement of economic and capital market conditions in Canada and the United States.

Forward-looking information involves known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Such factors include, but are not limited to, uncertainty regarding: the timing of our programs to research, develop and commercialize our products candidates; the timing and costs of obtaining regulatory approvals; the benefits of our drug delivery technologies and product candidates as compared to others; the scope of protection provided by intellectual property for our drug delivery technologies and product candidates; our estimates regarding our capital requirements and future revenues and profitability; our estimates of the size of the potential markets for our product candidates; our selection and licensing of product candidates; the benefits to be derived from collaborative efforts with distributors; sources of revenues and anticipated revenues, including contributions from distributors and collaborators, product sales, license agreements and other collaborative efforts for the development and commercialization of product candidates; the rate and degree of market acceptance of our products; the timing and amount of reimbursement of our products; the success and pricing of other competing therapies that may become available; the manufacturing capacity of third party manufacturers that we may use for our products; and other risk factors discussed from time to time in our reports, public disclosure documents and other filings with the securities commissions in Canada and the United States. Additional risks and uncertainties relating to the Company and our business can be found in the “Risk Factors” section of this prospectus, as well as in our other public filings. The forward-looking statements are made as of the date hereof, and we disclaim any intention and have no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus and in the documents incorporated by reference herein. It does not contain all the information that may be important to you. You should carefully read this prospectus and the documents incorporated by reference herein, before deciding to invest in our securities.

The Company

We were incorporated under the Canada Business Corporations Act by certificate and articles of arrangement dated October 22, 2009.

On October 19, 2009, the shareholders of Intellipharmaceutics Ltd. (“IPC Ltd.”) and Vasogen Inc. (“Vasogen”) approved the court approved plan of arrangement and merger (the “IPC Arrangement Agreement”) that resulted in the October 22, 2009 combination of IPC Ltd. and Intellipharmaceutics Corp. combining with 7231971 Canada Inc., a new Vasogen company that acquired substantially all of the assets and certain liabilities of Vasogen, including the proceeds from its non-dilutive financing transaction with Cervus LP as described further below.  The completion of the IPC Arrangement Agreement on October 22, 2009, resulted in a new publicly-traded company, Intellipharmaceutics International Inc., incorporated under the laws of Canada and whose common shares are traded on the TSX and NASDAQ.  IPC Ltd. shareholders were issued approximately 86% of the outstanding common shares of Intellipharmaceutics and Vasogen’s shareholders were issued approximately 14% of the outstanding common shares of Intellipharmaceutics.

Separately, Vasogen entered into an arrangement agreement with Cervus LP, an Alberta based limited partnership that resulted in Vasogen being reorganized prior to completion of the arrangement transaction with IPC Ltd. and provided gross proceeds to Vasogen of approximately C$7.5 million in non-dilutive capital.

Business Overview

We are a pharmaceutical company specializing in the research, development and manufacture of controlled and targeted novel oral solid drugs. Our patented Hypermatrix™ technology is a unique multidimensional controlled-release drug delivery platform that can be applied to the development of a wide range of existing and new pharmaceuticals. Based on this technology, we have a pipeline of products in various stages of development in therapeutic areas that include neurology, cardiovascular, gastrointestinal tract, pain and infection. Certain products in our pipeline are being developed for third parties pursuant to drug development agreements with those third parties, under which our development partner generally pays the expenses of development, sometimes makes certain milestone payments to us and receives a share of revenues or profits if the drug is developed successfully to completion, the control of which is generally in the discretion of our drug development partner.

We apply our technologies to the development of both existing and new pharmaceuticals across a range of therapeutic classes.  We believe that our Hypermatrix™ technology allows us to focus our development activities in two areas; difficult-to-produce controlled-release generic drugs, which follow an abbreviated new drug application (“ANDA”) regulatory path; and improved current therapies through controlled release, which follow a new drug application (“NDA”) 505 (b)(2) regulatory path.

We operate in a market created by the expiration of drug product patents, challengeable patents and drug product exclusivity periods. There are three ways that we employ our controlled-release technologies, which represent substantial opportunities for us to license our technologies and products:

•
For existing controlled-release (once-a-day) products covered by patents about to expire or already expired, we can seek to formulate generic products which are bioequivalent to the branded products.  Our scientists have done so previously for several drug products, on a private contract basis with third party companies that cannot be disclosed because of confidentiality obligations of our scientists under their prior development agreements.  Such products may be licensed to and sold by distributors of generic products.

•
For branded immediate-release (multiple-times-per-day) products, we can seek to formulate improved replacement products, typically by developing a new, patentable, controlled-release (once-a-day) product.  Such products may be licensed to and sold by the pharmaceutical company that made the original immediate-release product, thereby protecting the pharmaceutical company against revenue loss in the brand by providing a clinically attractive patented product that is expected to compete favorably with the generic immediate-release competition that arises on expiry of the original patent(s).

•
Our technologies are also focused on the development of abuse-deterrent pain medications. The growing abuse and diversion of prescription “painkillers”, specifically opioid analgesics, is well documented and is a major health and social concern. We believe that our technologies and know-how are uniquely suited to developing abuse-deterrent pain medications.

Corporate Information

Our registered principal office is located at 30 Worcester Road, Toronto, Ontario, Canada M9W 5X2.  Our telephone number is (416) 798-3001 and our facsimile number is (416) 798-3007.

The Offering

Common Shares to be offered by the selling shareholders	9,696,000 shares, including 4,896,000 common shares that are issuable upon the exercise of warrants held by the selling shareholders.

Terms of the offering	The selling shareholders will determine when and how they will sell the securities offered in this prospectus.

Use of proceeds
We will not receive proceeds from the resale of shares by the selling shareholders. To the extent that the selling shareholders exercise, for cash rather than exercising on a cashless basis, all of the warrants covering the 9,696,000 common shares registered for resale under this prospectus, we would receive $12,300,000 in aggregate from such exercises. We intend to use such proceeds for working capital, research, product development and general corporate purposes.

Risk Factors	See “Risk Factors” beginning on page 4 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our common shares.

Nasdaq Capital Market Symbol	IPCI
Toronto Stock Exchange Symbol	I

The Private Placement Offering

On February 1, 2011, we completed a private offering of investment units (the “Units”) to certain accredited investors (the “Investors”) for gross proceeds of $12,000,000 (the “Financing”), each Unit consisting of one common share, a five-year warrant to purchase one-half of a common share at an exercise price of $2.50 per whole share and a two-year warrant to purchase one-half of a common share at an exercise price of $2.50 per whole share.

The issuance of the securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) of and Regulation D promulgated under the Securities Act.

In connection with the Financing, the Company agreed to file a registration statement on Form F-3 (“Registration Statement”) within 40 days after the closing (“Filing Date”) and use our best efforts to have it declared effective within 150 days after the closing (“Effective Date”) to register (i) 100% of the common shares issued in the Financing; and (ii) 100% of the common shares underlying the investor warrants issued in the Financing (collectively, the “Registrable Securities”), or we will incur liquidated damages.

Ladenburg Thalmann & Co. Inc. acted as placement agent, along with certain co-agents (the “Placement Agent”), in connection with the Financing.  For the Placement Agent’s services, we paid a cash commission equal to 6.75% of the aggregate gross proceeds of the Units sold and issued three-year warrants to purchase 96,000 common shares, exercisable at any time at a price equal to $3.125 per share (“Agent Warrants”).

We will use the net proceeds of the Financing:

•	To advance clinical trials for our abuse resistant Rexista and/or other 505(b)(2) NDA opportunities;

•	To file additional abbreviated new drug applications with the U.S. Food and Drug Administration;

•	To establish additional partnerships to develop additional products; and

•	For working capital and research, product development and general corporate purposes.

We are not permitted to use the proceeds for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), to pay any deferred salary accrued for any current or former Company employee, including any founders of the Company, for the redemption of any Common Shares or Common Share Equivalents, for the settlement of any outstanding litigation or in violation of FCPA or OFAC regulations.

RISK FACTORS

Set out below are certain risk factors that could materially adversely affect our future business, operating results or financial condition. Investors should carefully consider these risk factors and the other risk factors and information in this prospectus and our filings with the SEC, including our annual report on Form 20-F for the year ended November 30, 2009 filed with the SEC on June 1, 2010 and our report on Form 6-K filed with the SEC on March 1,

2011, each of which is incorporated by reference in this prospectus, and the other documents incorporated by reference in this prospectus, before making investment decisions involving our common shares.

RISKS RELATING TO OUR BUSINESS

Prospects for companies in the pharmaceutical industry generally may be regarded as uncertain given the research and development nature of the industry and uncertainty regarding the prospects of successfully commercializing product candidates and, accordingly, investments in companies such as ours should be regarded as very speculative.  An investor should carefully consider the risks and uncertainties described below, as well as other information contained in this prospectus.   If any one or more of the following risks occur, our business, financial condition and results of operations could be seriously harmed.  Further, if we fail to meet the expectations of the public market in any given period, the market price of our common shares could decline.  If any of the following risks actually occurs, our business, operating results, or financial condition could be materially adversely affected.

Our activities entail significant risks. In addition to the usual risks associated with a business, the following is a general description of certain significant risk factors which may be applicable to us.

Risks Related to our Company

We may require additional funds in our business that may be difficult to obtain when needed or on terms acceptable to us.

As of November 30, 2010, we had a cash balance of $0.8 million. On February 1, 2011, we completed a private offering of 4,800,000 units of the Company, each Unit consisting of one common share, a five-year warrant to purchase one-half of a common share at an exercise price of $2.50 per whole share and a two-year warrant to purchase one-half of a common share at an exercise price of $2.50 per whole share, for gross proceeds of $12,000,000.  In the future, we will require substantial future capital in order to continue to conduct the research and development, clinical and regulatory activities necessary to bring our products to market and to establish commercial manufacturing, marketing and sales capabilities that may be difficult or impossible to obtain when needed or on terms acceptable to us.

In order to secure financing, if it is even available, it is likely that we would need to sell additional common shares or financial instruments that are exchangeable for or convertible into common shares and/or enter into development, distribution and/or licensing relationships, to fund all or a part of particular programs. Any future debt financing arrangements we enter into would likely contain restrictive covenants that would impose significant operating and, if any, financial restrictions on us.

Our ability to obtain funding will depend in part upon prevailing capital market conditions and our business performance. Any additional financing may not be obtained at favorable terms, if at all. Any future equity financing may also be dilutive to existing shareholders. If we cannot obtain adequate funding on reasonable terms, we may terminate or delay clinical trials for one or more of our product candidates, curtail significant product development programs that are designed to identify new product candidates, and/or sell or assign rights to our technologies, products or product candidates.

We have a history of losses.

We have incurred losses from inception through November 30, 2010.  As at November 30, 2010, we had an accumulated deficit of $19.0 million.  For the year ended November 30, 2010 we had a loss of $5.8 million.  Our losses for the fiscal periods ended November 30, 2009, and December 31, 2008, and 2007, were $1.8 million, $3.8 million, $1.3 million, respectively.  These historical financial losses and financial condition could make it more difficult for us to obtain financing in the future or could reduce the value the market places on our common shares.

As we engage in the development of products in our pipeline, we will continue to incur losses.  There can be no assurance that we will ever be able to achieve or sustain profitability or positive cash flow.  Our ultimate success will depend on whether our drug formulations receive the approval of the FDA or other applicable regulatory agencies needed to commercially market them and if we will be able to successfully market approved products.  We cannot be certain that we will be able to receive FDA approval for any of our drug formulations, or that we will reach the level of sales and revenues necessary to achieve and sustain profitability.

We are dependent on key personnel.

We are dependent upon the scientific expertise of Dr. Isa Odidi, our Chairman and Chief Executive Officer, and Dr. Amina Odidi, our President and Chief Operating Officer.  Although we now employ, and will in the future expect to continue to employ other qualified scientists, we are substantially dependent upon the efforts of Drs. Isa and Amina Odidi as they are our only employees who have the knowledge and know-how relating to the development of controlled-release products that we believe is necessary for us to continue development of our products.

The success of our business depends, in large part, on our continued ability to attract and retain highly qualified management, scientific, manufacturing and sales and marketing personnel, on our ability to successfully integrate large number of new employees into our corporate culture, and on our ability to develop and maintain important relationships with leading research and medical institutions and key distributors.  Competition for these types of personnel and relationships is intense, and the failure to obtain and retain such personnel could have material adverse consequences.

Our intellectual property may not provide meaningful protection for our product candidates.

We hold U.S., Canadian and foreign patents and have pending applications for additional patents.  We intend to continue to seek patent protection for, or maintain as trade secrets, all of the commercially promising drug delivery platforms and technologies that we have discovered, developed or acquired.  Our success depends, in part, on our ability, and our collaborative partners’ ability, to obtain and maintain patent protection for new product candidates, maintain trade secret protection and operate without infringing the proprietary rights of third parties.  As with most pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions.  Without patent and other similar protection, other companies could offer substantially identical products for sale without incurring the sizeable development costs that we have incurred.  Our ability to recover these expenditures and realize profits upon the sale of products could be diminished.  The process of obtaining patents can be time-consuming and expensive, with no certainty of success.  Even if we spend the necessary time and money, a patent may not be issued or it may insufficiently protect the technology it was intended to protect.  We can never be certain that we were first to develop the technology or that we were the first to file a patent application for the particular technology because of the time that elapses between patent filing and publication, and because publications in the scientific or patent literature lag behind actual discoveries.  If our pending patent applications are not approved for any reason, or if we are unable to receive patent protection for additional proprietary technologies that we develop, the degree of future protection for our proprietary technology will remain uncertain.  Furthermore, third parties may independently develop similar or alternative technologies, duplicate some or all of our technologies, design around our patented technologies or challenge our issued patents.  Such third parties may have filed patent applications, or hold issued patents, relating to products or processes competitive with those we are developing.  The patents of our competitors may impair our ability to do business in a particular area.  Our success will depend, in part, on our ability to obtain patents, protect trade secrets and other proprietary information and operate without infringing on the proprietary rights of others.

We operate in a highly litigious environment.

 The cost of commencing or defending litigation, if necessary, could be significant and could significantly drain our limited financial resources and disrupt our business operations.  While there is no litigation pending or threatened against us other than as described under “ Legal Proceedings and Regulatory Matters” in our Form 6-K filed on March 1, 2011, litigation to which we may be subjected could relate to, among other things, our patent and other intellectual property rights, licensing arrangements with other persons, product liability and financing activities.  Such litigation could include an injunction against the manufacture or sale of a product or potential product or a significant monetary judgment, including a possible punitive damages award, or a judgment that certain of our patent or other intellectual property rights are invalid or unenforceable or infringe the intellectual property rights of others.  If such litigation is commenced, our business, results of operations, financial condition and cash flows could be materially adversely affected.

There has been substantial litigation in the pharmaceutical industry concerning the manufacture, use and sale of new products that are the subject of conflicting patent rights.  When we file an ANDA for a bioequivalent version of a drug, we may, in some circumstances, be required to certify to the FDA that any patent which has been listed with the FDA as covering the branded product has expired, the date any such patent will expire, or that any such patent is invalid or will not be infringed by the manufacture, sale or use of the new drug for which the application is submitted.  Approval of an ANDA is not effective until each listed patent expires, unless the applicant certifies that the patents at issue are not infringed or are invalid and so notifies the patent holder and the holder of the branded product.  A patent holder may challenge a notice of non-infringement or invalidity by suing for patent infringement within 45 days of receiving notice.  Such a challenge would prevent FDA approval for a period which ends 30 months after the receipt of notice, or sooner if an appropriate court rules that the patent is invalid or not infringed.  From time to time, in the ordinary course of business, we face such challenges and may continue to do so in the future.

We have a reliance on key proprietary information.

We rely on trade secrets, know-how and other proprietary information as well as requiring our employees and other vendors and suppliers to sign confidentiality agreements.  However, these confidentiality agreements may be breached, and they may not have adequate remedies for such breaches.  Others may independently develop substantially equivalent proprietary information without infringing upon any proprietary technology.  Third parties may otherwise gain access to our proprietary information and adopt it in a competitive manner.

We cannot ensure the availability of raw materials.

Certain raw materials, which may be necessary for the development and subsequent commercial manufacturing of our product candidates, may be proprietary products of other companies.  We attempt to manage the risk associated with such proprietary raw materials by the imposition of contractual provisions in supply contracts that we believe are favorable to us, by management of inventories and by the continued search for alternative authorized suppliers of such materials or their equivalents. If this fails, or if there is a material shortage, contamination, and/or recall of such materials, the resulting scarcity could adversely affect our ability to develop or manufacture our product candidates.

The FDA requires identification of raw material suppliers in applications for approval of drug products. If raw materials were unavailable from a specified supplier or if the supplier does not give us access to its technical information in respect of our application or the supplier was not in compliance with FDA or other applicable requirements, the FDA approval of a new supplier could delay the manufacture of the drug involved. As a result, there is no guarantee we will always have timely and sufficient access to a required raw material or other product.  Any inability to obtain raw materials on a timely basis, or any significant price increases which cannot be passed on to customers, could have a material adverse effect on our business, results of operations, financial condition and cash flows could be materially adversely affected.

Many third party suppliers are subject to governmental regulation and, accordingly, we are dependent on the regulatory compliance of these third parties.  We also depend on the strength, enforceability and terms of our various contracts with our third party suppliers.

Our product candidates may not be successfully developed or commercialized.

Successful development of our products is highly uncertain and is dependent on numerous factors, many of which are beyond our control.  Products that appear promising in research or early phases of development may fail to reach later stages of development or the market for several reasons including:

•	for ANDA candidates, bioequivalence studies results may not meet regulatory requirements for the demonstration of bioequivalence;

•	for NDA candidates, a product may not demonstrate acceptable clinical trial results, even though it demonstrated positive preclinical trial results;

•	for NDA candidates, a product may not be effective in treating a specified condition or illness;

•	a product may have harmful side effects on humans;

•
products may fail to receive the necessary regulatory approvals from the FDA or other regulatory bodies, or there may be delays in receiving such approvals.  Among other things, such delays may be caused by slow enrolment in clinical studies, extended lengths of time to achieve study endpoints, additional time requirements for data analysis, discussions with the FDA, FDA requests for additional preclinical or clinical data, or unexpected safety, efficacy or manufacturing issues;

•	difficulties may be encountered in formulating products, scaling up manufacturing processes or in getting approval for manufacturing;

•	manufacturing costs, pricing or reimbursement issues, other competitive therapeutics, or other commercial factors may make the product uneconomical; and

•	the proprietary rights of others, and their competing products and technologies, may prevent the product from being developed or commercialized.

Success in preclinical and early clinical trials does not ensure that large-scale clinical trials will be successful.  As well, for ANDA candidates, success in preliminary studies does not ensure that bioequivalence studies will be successful.  Results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals.  The length of time necessary to complete bioequivalence studies or clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly and may be difficult to predict.

Factors affecting our research and development expenses include, but are not limited to, the number of, and the outcomes of, bioequivalence studies currently being conducted by us and/or our collaborators.  For example, our research and development expenses may increase based on the number of bioavailability/bioequivalence studies or clinical trials being conducted by us and/or our collaborators during a certain period.

As a result, there can be no assurance that any of our products currently in development will ever be successfully commercialized.

 Near term revenues depend significantly on the success of our lead product, our once daily dexmethylphenidate XR generic.

We have invested significant time and effort in the development of our lead product, our once daily dexmethylphenidate XR generic. It has not yet received regulatory approval, although it remains our most advanced product. There can be no assurance that this product will receive regulatory approval. We anticipate that in the near term our ability to generate significant revenues will depend in part on the regulatory approval and successful commercialization of this product in the United States, where the branded Focalin XR product is in the market. Although we have several other products in our pipeline, they are at earlier stages of development.

We depend significantly on the actions of our development partner, Par, in the prosecution to regulatory approval and commercialization of our once daily dexmethylphenidate XR generic.

Two applications for approval to commercialize our once daily dexmethylphenidate XR generic have been filed and are pending before the FDA. We depend significantly on the actions of our development partner Par in the prosecution and regulatory approval and commercialization of our once daily dexmethylphenidate XR generic.

Our significant expenditures on research and development may not lead to successful product introductions.

We conduct research and development primarily to enable us to manufacture and market pharmaceuticals in accordance with FDA regulations.  We are required to obtain FDA approval before marketing our drug products. The FDA approval process is costly and time consuming. Typically, research expenses related to the development of innovative compounds and the filing of NDAs are significantly greater than those expenses associated with ANDAs.  As we continue to develop new products, our research expenses will likely increase.  Because of the inherent risk associated with research and development efforts in our industry, particularly with respect to new drugs, our research and development expenditures may not result in the successful introduction of FDA approved new pharmaceuticals.

We may not have the ability to develop or license, or otherwise acquire, and introduce new products on a timely basis.

Product development is inherently risky, especially for new drugs for which safety and efficacy have not been established and the market is not yet proven.  Likewise, product licensing involves inherent risks including uncertainties due to matters that may affect the achievement of milestones, as well as the possibility of contractual disagreements with regard to terms such as license scope or termination rights.  The development and commercialization process, particularly with regard to new drugs, also requires substantial time, effort and financial resources. The process of obtaining FDA or other regulatory approval to manufacture and market new and generic pharmaceutical products is rigorous, time consuming, costly and largely unpredictable.  We, or a partner, may not be successful in obtaining FDA or other required regulatory approval or in commercializing any of the products that we are developing or licensing.

We may not achieve our projected development goals in the time frames we announce and expect.

We set goals for and make public statements regarding our expected timing of meeting the objectives material to our success, such as the commencement and completion of clinical trials, anticipated regulatory approval and product launch dates. The actual timing of these forward looking events can vary dramatically due to factors such as delays or failures in our clinical trials or bioequivalence studies, the need to develop additional data required by regulators as a condition of approval, the uncertainties inherent in the regulatory approval process, delays in achieving manufacturing or marketing arrangements necessary to commercialize our product candidates and failure by our collaborators, marketing and distribution partners, suppliers and other third parties with whom we have contractual arrangements, to fulfill, in whole or in part, their contractual obligations towards us.

Our products may not achieve expected levels of market acceptance.

Even if we are able to obtain regulatory approvals for our proposed products, the success of those products will be dependent upon market acceptance.  Levels of market acceptance for any products to be marketed by us could be affected by several factors, including:

•	the availability of alternative products from competitors;

•	the prices of our products relative to those of our competitors;

•	the timing of our market entry;

•	the ability to market our products effectively at the retail level; and

•	the acceptance of our products by government and private formularies.

Some of these factors are not within our control, and our proposed products may not achieve levels of market acceptance anticipated by us.  Additionally, continuing and increasingly sophisticated studies of the proper utilization, safety and efficacy of pharmaceutical products are being conducted by the industry, government agencies and others which can call into question the utilization, safety and efficacy of products we are currently developing or may develop in the future.  These studies could also impact a future product after it has been marketed.  In some cases, studies have resulted, and may in the future result, in the discontinuance of product marketing or requirement of other risk management programs such as the need for a patient registry.

We do not have experience in conducting clinical trials and submitting NDAs.

With respect to products that we develop that are not generic equivalents of existing brand-name drugs and thus do not qualify for the FDA’s abbreviated application procedures, we must demonstrate through clinical trials that these products are safe and effective for use. We have only limited experience in conducting and supervising clinical trials. The process of completing clinical trials and preparing an NDA may take several years and requires substantial resources. Our studies and filings may not result in FDA approval to market our new drug products and, if the FDA grants approval, we cannot predict the timing of any approval. There are substantial filing fees for NDAs that are not refundable if FDA approval is not obtained.

There is no assurance that our expenses related to NDAs and clinical trials will lead to the development of brand-name drugs that will generate revenues in the future. Delays or failure in the development and commercialization of our own branded products could have a material adverse effect on our results of operations, liquidity and financial condition.

We face risks and uncertainties inherent in conducting clinical trials.

There are a number of risks and uncertainties associated with clinical trials. The results of clinical trials may not be indicative of results that would be obtained from large scale testing. Clinical trials are often conducted with patients having advanced stages of disease and, as a result, during the course of treatment these patients can die or suffer adverse medical effects for reasons that may not be related to the pharmaceutical agents being tested, but which nevertheless affect the clinical trial results. In addition, side effects experienced by the patients may cause delay of approval of our product or a limited application of an approved product. Moreover, our clinical trials may not demonstrate sufficient safety and efficacy to obtain FDA approval.

Failure can occur at any time during the clinical trial process and, in addition, the results from early clinical trials may not be predictive of results obtained in later and larger clinical trials, and product candidates in later clinical trials may fail to show the desired safety or efficacy despite having progressed successfully through earlier clinical testing. A number of companies in the pharmaceutical industry have suffered significant setbacks in clinical trials, even in advanced clinical trials after showing positive results in earlier clinical trials. In the future, the completion of clinical trials for our product candidates may be delayed or halted for many reasons, including:

•	delays in patient enrolment, and variability in the number and types of patients available for clinical trials;

•	regulators or institutional review boards may not allow us to commence or continue a clinical trial;

•	our inability, or the inability of our partners, to manufacture or obtain from third parties materials sufficient to complete our clinical trials;

•	delays or failures in reaching agreement on acceptable clinical trial contracts or clinical trial protocols with prospective clinical trial sites;

•	risks associated with trial design, which may result in a failure of the trial to show statistically significant results even if the product candidate is effective;

•	difficulty in maintaining contact with patients after treatment commences, resulting in incomplete data;

•	poor effectiveness of product candidates during clinical trials;

•	safety issues, including adverse events associated with product candidates;

•	the failure of patients to complete clinical trials due to adverse side effects, dissatisfaction with the product candidate, or other reasons;

•	governmental or regulatory delays or changes in regulatory requirements, policy and guidelines; and

•	varying interpretation of data by the FDA or other applicable foreign regulatory agencies.

In addition, our product candidates could be subject to competition for clinical study sites and patients from other therapies under development by other companies which may delay the enrolment in or initiation of our clinical trials. Many of these companies have more significant resources than we do.

The FDA or other foreign regulatory authorities may require us to conduct unanticipated additional clinical trials, which could result in additional expense and delays in bringing our product candidates to market. Any failure or delay in completing clinical trials for our product candidates would prevent or delay the commercialization of our product candidates. There is no assurance our expenses related to clinical trials will lead to the development of brand-name drugs which will generate revenues in the near future. Delays or failure in the development and commercialization of our own branded products could have a material adverse effect on our results of operations, liquidity, financial condition, and our growth prospects.

We have a reliance on third parties to conduct clinical trials.

We design the clinical trials for our product candidates, but rely on contract research organizations and other third parties to assist it in managing, monitoring and otherwise carrying out these trials, including with respect to site selection, contract negotiation and data management. We do not control these third parties and, as a result, they may not treat our clinical studies as their highest priority, or in the manner in which we would prefer, which could result in delays.

Although we rely on third parties to conduct our clinical trials, we are responsible for confirming that each of our clinical trials is conducted in accordance with our general investigational plan and protocol. Moreover, the FDA and foreign regulatory agencies require us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to ensure that the data and results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities and requirements. The FDA enforces good clinical practices through periodic inspections of trial sponsors, principal investigators and trial sites. If we, our contract research organizations or our study sites fail to comply with applicable good clinical practices, the clinical data generated in our clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving our marketing applications. There can be no assurance that, upon inspection, the FDA will determine that any of our clinical trials comply with good clinical practices. In addition, our clinical trials must be conducted with product manufactured under the FDA’s current Good Manufacturing Practices (“cGMP”), regulations. Our failure, or the failure of our contract manufacturers, if any, involved in the process, to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If third parties do not successfully carry out their duties under their agreements with us; if the quality or accuracy of the data they obtain is compromised due to failure to adhere to our clinical protocols or regulatory requirements; or if they otherwise fail to comply with clinical trial protocols or meet expected deadlines; our clinical trials may not meet regulatory requirements. If our clinical trials do not meet regulatory requirements or if these third parties need to be replaced, such clinical trials may be extended, delayed, suspended or terminated. If any of these events occur, we may not be able to obtain regulatory approval of our product candidates.

Competition in our industry is intense, and developments by other companies could render our product candidates obsolete.

Many of our competitors, including medical technology companies, pharmaceutical or biotechnology companies, universities, government agencies, or research organizations, have substantially greater financial and technical resources and production and marketing capabilities than we have.  They also may have greater experience in conducting bioequivalence studies, preclinical testing and clinical trials of pharmaceutical products and obtaining FDA and other regulatory approvals.  Therefore, our competitors may succeed in developing technologies and products that are more effective than the drug delivery technology we are developing or that will cause our technology or products to become obsolete or non-competitive, and in obtaining FDA approval for products faster than we could.  These developments could render our products obsolete and uncompetitive, which would have a material adverse effect on our business, financial condition and results of operations. Even if we commence commercial sales of our products, we will be competing against the greater manufacturing efficiency and marketing capabilities of our competitors, areas in which we have limited or no experience.

In the past, we have relied on, and expect to continue to rely on, collaborative arrangements with third parties who provide manufacturing and/or marketing support for some or all of our product candidates.  Even if we find a potential partner, we may not be able to negotiate an arrangement on favourable terms or achieve results that we consider satisfactory.  In addition, such arrangements can be terminated under certain conditions and do not assure a product’s success.  We also face, and will continue to face, intense competition from other companies for collaboration arrangements with other pharmaceutical and biotechnology companies.

Although we believe that our ownership of patents for some of  our drug delivery products will limit direct competition with these products, we must also compete with established existing products and other promising technologies and other products and delivery alternatives that may be more effective than our products and proposed products.  In addition, we may not be able to compete effectively with other commercially available products or drug delivery technologies.

We have not received regulatory approval for any product that uses our drug delivery technologies.

Our drug delivery technologies can be quite complex, with many different components. The development required to take a technology from its earliest stages to its incorporation in a product that is sold commercially can take many years and cost a substantial amount of money. Significant technical challenges are common as products incorporating our technologies progress through development, particularly in the first product candidate incorporating a new technology.

Our RexistaTM product for an abuse-deterrent form of oxycodone is one such new technology. No product employing our abuse deterrent technology has received regulatory approval.  In addition, any particular technology such as our abuse-deterrent technology may not perform in the same manner when used with different therapeutic agents, and therefore this technology may not prove to be as useful or valuable as originally thought, resulting in additional development work.

If our efforts do not repeatedly lead to successful development of product candidates, we may not be able to grow our pipeline or to enter into agreements with marketing and distribution partners or collaborators that are willing to distribute or develop our product candidates. Delays or unanticipated increases in costs of development at any stage, or failure to solve a technical challenge, could adversely affect our operating results.

If third party manufacturers of our product ingredients or products fail to devote sufficient time and resources to our concerns, or if their performance is substandard, the commercialization of our products could be delayed or prevented, and this may result in higher costs or deprive us of potential product revenues.

Although we manufacture clinical trial supplies in-house, we rely on third parties for the manufacturing of certain components and ingredients of our clinical trial materials and in particular, the active ingredients (APIs).  In addition, while we have the equipment and ability to manufacture drugs to a certain extent on a commercial scale, we may rely on third parties for commercial scale manufacturing.  Our reliance on contract manufacturers in these respects will expose us to the following risks, any of which could delay or prevent the commercialization of our products, result in higher costs, or deprive us of potential product revenues:

•
Contract manufacturers can encounter difficulties in achieving volume production, quality control and quality assurance, or technology transfer, as well as with shortages of qualified personnel. Accordingly, a manufacturer might not be able to manufacture sufficient quantities to meet our clinical trial needs or to commercialize our products.

•
Contract manufacturers are required to undergo a satisfactory cGMP inspection prior to regulatory approval and are obliged to operate in accordance with FDA and other nationally mandated cGMP, which govern manufacturing processes, stability testing, record keeping and quality standards. Any failure of these contract manufacturers to establish and follow cGMP and to document their adherence to such practices may lead to significant delays in the availability of material for clinical studies, may delay or prevent filing or approval of marketing applications for our products or result in sanctions being imposed on us.

•
For some or all of our current product candidates we may initially rely on a single or a limited number of contract manufacturers. Changing these or future manufacturers may be difficult and the number of potential manufacturers is limited. Changing manufacturers generally requires re-validation of the manufacturing processes and procedures in accordance with FDA and other nationally mandated cGMPs and may require prior regulatory approval. It may be difficult or impossible for us to quickly find replacement manufacturers on acceptable terms, if at all. Such re-validation may be costly and time consuming and we could suffer important delays in advancing our product candidates in clinical trials or in supplying the commercial market with our products.

•
With respect to our products, our ability to reach full commercial scale manufacturing depends upon the ability of our own plant or a designated commercial scale contract manufacturer to be approved under such cGMP. Reaching full commercial scale has a direct impact on our overall costs of goods, which, in turn, directly affects our operating margins. Any delay in obtaining cGMP approval beyond the time we anticipate may have a negative impact on our operating margins and other financial results, as well as our ability to adequately supply the market with our product.

•	Our contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to produce, store and distribute our products successfully.

•	Our contract manufacturers may terminate or not renew our agreements based on their own priorities at a time that is costly or inconvenient for us.

Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state and foreign agencies to ensure strict compliance with cGMP and other government regulations. While we may audit the performance of third party contractors, we will not have complete control over our third party manufacturers’ compliance with these regulations and standards. Failure by either our third party manufacturers or by us to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of the government to grant review of submissions or market approval of drugs, delays, suspension or withdrawal of approvals, product seizures or recalls, operating restrictions, facility closures and criminal prosecutions, any of which could harm our business.

Under our collaboration and marketing and distribution arrangements with third party manufacturers, we may commit to supply these third parties with product. In the event that we are unable to fulfill such obligations as a result of a failure of our contract manufacturers, we may be in breach of our obligations under those arrangements.

Risks related to our Industry

Generic drug manufacturers will increase competition for certain products and may reduce our royalties.

Because part of our product development strategy involves the novel reformulation of existing drugs with active ingredients that are off-patent, our products are likely to face competition from generic versions of such drugs. Regulatory approval for generic drugs may be obtained without investing in costly and time consuming clinical trials. Because of substantially reduced development costs, manufacturers of generic drugs are often able to charge much lower prices for their products than the original developer of a new product. If we face competition from manufacturers of generic drugs on products we may commercialize such as our once daily Rexista oxycodone product, the prices at which such products are sold and the revenues we receive may be reduced.

Market acceptance of our products will be limited if users of our products are unable to obtain adequate reimbursement from third party payers.

Government health administration authorities, private health insurers and other organizations generally provide reimbursement for products like ours, and our commercial success will depend in part on whether appropriate reimbursement levels for the cost of our products and related treatments are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations and managed care organizations. Even if we succeed in bringing any of our products to market, third party payers may not provide reimbursement in whole or in part for their use.

Significant uncertainty exists as to the reimbursement status of newly approved health care products. Some of our product candidates, such as our once daily Rexista abuse-deterrent oxycodone product, are intended to replace or alter existing therapies or procedures. These third party payers may conclude that our products are less safe, less effective or less economical than those existing therapies or procedures. Therefore, third party payers may not approve our products for reimbursement. We may be required to make substantial pricing concessions in order to gain access to the formularies of large managed-care organizations. If third party payers do not approve our products for reimbursement or fail to reimburse them adequately, sales will suffer as some physicians or their patients may opt for a competing product that is approved for reimbursement or is adequately reimbursed. Even if third party payers make reimbursement available, these payers’ reimbursement policies may adversely affect our ability and our potential marketing and distribution partners’ ability to sell our products on a profitable basis.

We are subject to government regulation.

Governmental authorities in the United States and Canada regulate the research and development, testing and safety of pharmaceutical products.  The regulations applicable to our existing and future products may change.   Regulations require extensive clinical trials and other testing and government review and final approval before we can market our products.  The cost of complying with government regulation can be substantial and may exceed our available resources causing delay or cancellation of our product introductions.

Some abbreviated application procedures for controlled-release drugs and other products, including those related to our  ANDA filings, are or may become the subject of petitions filed by brand name drug manufacturers seeking changes from the FDA in the approval requirements for particular drugs as part of their strategy to thwart generic competition.  We cannot predict whether the FDA will make any changes to requirements applicable to our ANDA application as a result of these petitions, or the effect that any changes may have on us. Any changes in FDA regulations may make it more difficult for us to file ANDAs or obtain approval of our ANDAs and generate revenues and thus may materially harm our business and financial results.

Any failure or delay in obtaining regulatory approvals could make it so that we are unable to market any products we develop and therefore adversely affect our business, results of operations, financial condition and cash flows.  Even if approved in the United States or Canada, regulatory authorities in other countries must approve a product prior to the commencement of marketing the product in those countries.  The time required to obtain any such approval may be longer than in the United States or Canada, which could cause the introduction of our products in other countries to be cancelled or materially delayed.

The manufacturing, distribution, processing, formulation, packaging, labeling and advertising of our products are subject to extensive regulation by federal agencies, including in the United States, the FDA, Drug Enforcement Administration, Federal Trade Commission, Consumer Product Safety Commission and Environmental Protection Agency, among others. We are also subject to state and local laws, regulations and agencies. Compliance with these regulations requires substantial expenditures of time, money and effort in such areas as production and quality control to ensure full technical compliance. Failure to comply with FDA and other governmental regulations can result in fines, disgorgement, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production or distribution, suspension of the FDA’s review of NDAs or ANDAs, enforcement actions, injunctions and criminal prosecution.

We cannot accurately predict the outcome or timing of future expenditures that we may be required to make in order to comply with the federal, state, and local environmental, safety, and health laws and regulations that are applicable to our operations and facilities. We are also subject to potential liability for the remediation of contamination associated with both present and past hazardous waste generation, handling, and disposal activities. We are subject periodically to environmental compliance reviews by environmental, safety, and health regulatory agencies. Environmental laws have changed in recent years and we may become subject to stricter environmental standards in the future and face larger capital expenditures in order to comply with environmental laws.

We are subject to environmental laws and regulations.

We may incur substantial costs to comply with environmental laws and regulations.  In addition, we may discover currently unknown environmental problems or conditions.  We are subject to extensive federal, state, provincial and local environmental laws and regulations which govern the discharge, emission, storage, handling and disposal of a variety of substances that may be used in, or result from, our operations.  Environmental laws or regulations (or their interpretation) may become more stringent in the future.

We are subject to currency rate fluctuations.

A large majority of our expenses are payable in Canadian dollars and our financial results are reported in U.S. dollars.  There may be instances where we have net foreign currency exposure.  Any fluctuations in exchange rates will impact our reported financial results.

We are subject to product liability costs for which we may not have or be able to obtain adequate insurance coverage.

The testing and marketing of pharmaceutical products entails an inherent risk of product liability.  Liability exposures for pharmaceutical products can be extremely large and pose a material risk.  In some instances, we may be or may become contractually obligated to indemnify third parties for such liability.  Our business may be materially and adversely affected by a successful product liability claim or claims in excess of any insurance coverage that we may have.

While we currently have, and in some cases are contractually obligated to maintain, insurance for our business, property and our products as they are administered in bioavailability/bioequivalence studies, first and third party insurance is increasingly costly and narrow in scope.  Therefore, we may be unable to meet such contractual obligations or we may be required to assume more risk in the future.  If we are subject to third party claims or suffer a loss or damage in excess of our insurance coverage, we may be required to bear that risk in excess of our insurance limits.  Furthermore, any first or third party claims made on our insurance policy may impact our ability to obtain or maintain insurance coverage at reasonable costs or at all in the future.

Our products involve the use of hazardous materials, and as a result we are exposed to potential liability claims and to costs associated with complying with laws regulating hazardous waste.

Our research and development activities involve the use of hazardous materials, including chemicals, and are subject to Canadian federal, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products.  It is possible that accidental injury or contamination from these materials may occur.  In the event of an accident, we could be held liable for any damages, which could exceed our available financial resources.  In addition, we may be required to incur significant costs to comply with environmental laws and regulations in the future.

We have limited sales, marketing and distribution experience.

We have limited experience in the sales, marketing, and distribution of pharmaceutical products.  There can be no assurance that, if required, we would be able to establish sales, marketing, and distribution capabilities or make arrangements with our collaborators, licensees, or others to perform such activities or that such efforts would be successful.  If we fail to establish successful marketing and sales capabilities or to make arrangements with third parties, our business, financial condition and results of operations will be materially adversely affected.

Our significant shareholders will have the ability to control certain corporate actions.

Our principal shareholder, Odidi Holdings Inc., is a privately-held company controlled by Drs. Amina and Isa Odidi, and owned approximately 55% of our issued and outstanding shares as at November 30, 2010.  As a result, the principal shareholders will have the ability to control all matters submitted to our shareholders for approval that are not subject to a class vote or special resolution requiring the approval of 66⅔% of the votes cast by holders of our shares, in person or by proxy.  The controlling shareholder will have the ability to control matters submitted to our shareholders requiring approval of the majority of holders of our Shares including the election and removal of directors.

Subsequent to the $12,000,000 financing which closed on February 1, 2011, Odidi Holdings Inc. continued to be our largest shareholder owning approximately 38% of our issued and outstanding shares. The transaction had no material effect on control of the Company since no new control person (within the meaning of securities legislation) was created as a result of the transaction.

Our operations may be adversely affected by risks associated with international business.

We may be subject to certain risks that are inherent in an international business. These include:

•	varying regulatory restrictions on sales of our products to certain markets and unexpected changes in regulatory requirements;

•	tariffs, customs, duties, and other trade barriers;

•	difficulties in managing foreign operations and foreign distribution partners;

•	longer payment cycles and problems in collecting accounts receivable;

•	fluctuations in currency exchange rates;

•	political risks;

•	foreign exchange controls that may restrict or prohibit repatriation of funds;

•	export and import restrictions or prohibitions, and delays from customs brokers or government agencies;

•	seasonal reductions in business activity in certain parts of the world; and

•	potentially adverse tax consequences.

Depending on the countries involved, any or all of the foregoing factors could materially harm our business, financial condition and results of operations.

Our effective tax rate may vary.

Various internal and external factors may have favorable or unfavorable effects on our future effective tax rate.  These factors include but are not limited to changes in tax laws, regulations and/or rates, changing interpretations of existing tax laws or regulations, future levels of research and development spending, the availability of tax credit programs for the reimbursement of all or a significant proportion of research and development spending, and changes in overall levels of pre-tax earnings.   At present, we qualify in Canada for certain research work pertaining to our drug delivery technologies and drug products in research stages.  If those Canadian tax laws as pertain to such research were substantially negatively altered or eliminated, or if our applications for tax credits are refused, it would have a material adverse effect upon our financial results.

Risks related to our Common Shares

Our share price has been highly volatile and our shares could suffer a further decline in value.

The trading price of our common shares has been highly volatile and could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	sales of our common shares, including any sales made in connection with future financings;

•	announcements regarding new or existing corporate partnerships;

•	announcements by us of significant acquisitions, joint ventures, or capital commitments;

•	actual or anticipated period-to-period fluctuations in financial results;

•	clinical and regulatory development regarding our product candidates;

•	litigation or threat of litigation;

•	failure to achieve, or changes in, financial estimates by securities analysts;

•	comments or opinions by securities analysts or members of the medical community;

•	announcements regarding new or existing products or services or technological innovations by us or our competitors;

•	conditions or trends in the pharmaceutical and biotechnology industries;

•	additions or departures of key personnel or directors;

•	economic and other external factors or disasters or crises;

•	limited daily trading volume; and

•	developments regarding our patents or other intellectual property or that of our competitors.

In addition, the stock market in general and the market for drug development companies have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been significant volatility in the market prices of securities of life science companies. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities, and the diversion of management’s attention and resources.

Upon effectiveness of the registration statement of which this prospectus is a part, the number of common shares which could become available for sale by the selling shareholders, from time to time, is substantial in relation to our currently outstanding common shares and the public float of our common shares, and could cause downward pressure on the market price for our common shares.

Upon effectiveness of the registration statement of which this prospectus is a part, the selling shareholders will be able to freely sell all of the shares registered herein on their behalf.  If selling shareholders determine to sell a significant number of shares into the market at any given time, including upon their exercise of Warrants, there likely will not be sufficient demand in the market to purchase the shares without a decline in the market price for our common shares.  Moreover, continuous sales into the market of a number of shares in excess of the typical trading market for our common shares, or even the availability of such a large number of shares, could continue to depress the trading market for our common shares over an extended period of time

A large number of our common shares could be sold in the market in the near future, which could depress our stock price.

As of February 28, 2011, we had outstanding approximately 15.7 million common shares.  In addition, a substantial portion of our shares are currently freely trading without restriction under the Securities Act of 1933, having been registered for resale or held by their holders for over one year and are eligible for sale under Rule 144.
Our shareholders who received shares under the IPC Arrangement Agreement who were not deemed “affiliates” of either Vasogen, IPC Ltd., or us prior to the IPC Arrangement Agreement were able to resell the common shares that they received without restriction under the U.S. Securities Act.  The common shares received by an “affiliate” after the IPC Arrangement Agreement or who were “affiliates” of either Vasogen, IPC Ltd., or us prior to the IPC Arrangement Agreement are subject to certain restrictions on resale under Rule 144.

There are currently outstanding options and warrants to purchase an aggregate of approximately 8.3 million common shares.  To the extent any of our warrants are exercised, your percentage ownership will be diluted and our stock price could be further adversely affected. Moreover, as the underlying shares are sold, the market price could drop significantly if the holders of these restricted shares sell them or if the market perceives that the holders intend to sell these shares.

We may not achieve projected development goals in the time frames announced and expected.

 From time to time, we may set goals for and make public statements regarding timing of the accomplishment of objectives material to our success.  The actual timing of these events can vary dramatically due to a number of factors such as delays or failures in clinical trials or bioequivalence studies, the uncertainties inherent in the regulatory approval process, and delays in achieving product developments, manufacturing, or marketing milestones necessary to commercialize products.  There can be no assurance that any clinical trials that are necessary for regulatory approvals will be completed, that we will make regulatory submissions, or receive regulatory approvals.  If we fail to achieve one or more milestones as planned, the price of our shares could decline.

No history or foreseeable prospect of cash dividends.

We have not paid any cash dividends on our shares and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue.  Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

There may not be an active, liquid market for our common shares.

There is no guarantee that an active trading market for our common shares will be maintained on the NASDAQ Capital Market (“NASDAQ”), the Toronto Stock Exchange (“TSX”).  Investors may not be able to sell their shares quickly or at the latest market price if trading in our common shares is not active.

Future issuances of our shares could adversely affect the trading price of our common shares and could result in substantial dilution to shareholders.

We may need to issue substantial amounts of our common shares in the future.  To the extent that the market price of our common shares declines, we will need to issue an increasing number of common shares per dollar of equity investment. In addition to our common shares issuable in connection with the exercise of our outstanding warrants, our employees, and directors will hold rights to acquire substantial amounts of our common shares.  In order to obtain future financing if required, it is likely that we will issue additional common shares or financial instruments that are exchangeable for or convertible into common shares.  Also, in order to provide incentives to employees and induce prospective employees and consultants to work for us, we may offer and issue options to purchase common shares and/or rights exchangeable for or convertible into common shares.  Future issuances of shares could result in substantial dilution to shareholders.  Capital raising activities, if available, and dilution associated with such activities could cause our share price to decline.  In addition, the existence of common share purchase warrants may encourage short selling by market participant.  Also, in order to provide incentives to current employees and directors and induce prospective employees and consultants to work for us, we have granted options and deferred share units (“DSU”),  and intend to offer and issue options and DSUs to purchase common shares and/or rights exchangeable for or convertible into common shares.  Future issuances of shares could result in substantial dilution to all our shareholders.  Capital raising activities and dilution associated with such activities could cause our share price to decline.

We may in the future issue preference shares which could adversely affect the rights of holders of our common shares and the value of such shares.

Our board of directors has the ability to authorize the issue of an unlimited number of preference shares in series, and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the holders of our common shares.

Although we have no preference shares issued and outstanding, preference shares issued in the future could adversely affect the rights and interests of holders of our common shares.

 Our shares could experience market price and volume volatility.

Our shares may continue to experience, significant volume and price volatility. This volatility could reduce the future market price of our shares, regardless of our operating performance. In addition, both the volume and the trading price of our shares could change significantly over short periods of time in response to, among other things, actual or anticipated variations in quarterly operating results, announcements by us, and/or changes in national or regional economic conditions, making it more difficult for our shares to be sold at a favorable price or at all.

If there are substantial sales of our common shares, the market price of our common shares could decline.

Sales of substantial numbers of our common shares could cause a decline in the market price of our common shares.  Any sales by existing shareholders or holders of options or warrants may have an adverse effect on our ability to raise capital and may adversely affect the market price of our common shares.

We may not continue to be listed on the TSX.

Failure to maintain the applicable listing requirements of the TSX could result in our common shares being delisted from the TSX.  The TSX will normally consider the delisting of securities if, in the opinion of the exchange, it appears that the public distribution, price, or trading activity of the securities has been so reduced as to make further dealings in the securities on TSX unwarranted.  Specifically, participating securities may be delisted from the TSX if, among other things, the market value of our common shares is less than $3,000,000 over any period of 30 consecutive trading days.  In such circumstances, the TSX may place an issuer under a delisting review pursuant to which we would be reviewed under the TSX’s remedial review process and typically be granted 120 days to comply with all requirements for continued listing.   If the market price of our common shares declines further or we are unable to maintain other listing requirements, the TSX could commence a remedial review process that could lead to the delisting of our common shares from the TSX.  Further, if we complete a sale, merger, acquisition, or alternative strategic transaction, we will have to consider if the continued listing of our common shares on the TSX is appropriate, or possible.

If our common shares are no longer listed on the TSX, they may be eligible for listing on the TSX Venture Exchange.  In the event that we are not able to maintain a listing for our common shares on the TSX or the TSX Venture Exchange, it may be extremely difficult or impossible for shareholders to sell their common shares in Canada.  Moreover, if we are delisted and obtain a substitute listing for our common shares on the TSX Venture Exchange, our common shares will likely have less liquidity and more price volatility than experienced on the TSX.  Shareholders may not be able to sell their common shares on any such substitute exchange in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market.  As a result of these factors, if our common shares are delisted from TSX, the price of our common shares is likely to decline.

We may not meet NASDAQ’s continued listing requirements.

Failure to meet the applicable quantitative and/or qualitative maintenance requirements of NASDAQ could result in our common shares being delisted from the NASDAQ Capital Market.  For continued listing, NASDAQ requires, among other things, that listed securities maintain a minimum bid price of not less than U.S.$1.00 per share (the “Minimum Bid Price Rule”).  If the bid price falls below the U.S.$1.00 minimum for more than 30 consecutive trading days, we will normally have 180 days to satisfy the U.S.$1.00 minimum bid price, which must be maintained for a period of at least ten trading days in order to regain compliance.

If we are delisted from The NASDAQ Capital Market, our common shares may be eligible for trading on an over-the-counter market in the United States.  In the event that we are not able to obtain a listing on another U.S. stock exchange or quotation service for our common shares, it may be extremely difficult or impossible for shareholders to sell their common shares in the United States.  Moreover, if we are delisted and obtain a substitute listing for our common shares in the United States, it will likely be on a market with less liquidity, and therefore potentially more price volatility, than The NASDAQ Capital Market.  Shareholders may not be able to sell their common shares on any such substitute U.S. market in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market.  As a result of these factors, if our common shares are delisted from The NASDAQ Capital Market, the price of our common shares is likely to decline.  In addition, a decline in the price of our common shares will impair our ability to obtain financing in the future.

Our shares are listed for trading in the United States and may become subject to the SEC’s penny stock rules.

Transactions in securities that are traded in the United States that are not traded on NASDAQ or on other securities exchange by companies, with net tangible assets of $5,000,000 or less and a market price per share of less than $5.00,  may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). Under these rules, broker-dealers who recommend such securities to persons other than institutional investors:

•	must make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, if our common shares are at such time subject to the “penny stock” rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in these shares in the United States may be significantly limited. Accordingly, the market price of the shares may be depressed, and investors may find it more difficult to sell the shares.

As a foreign private issuer in the United States, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer.

As a foreign private issuer under U.S. securities laws we are not required to comply with all the periodic disclosure requirements of the Exchange Act applicable to domestic United States companies and therefore the publicly available information about us may be different or more limited than if we were a United States domestic issuer. In addition, our officers, directors, and principal shareholders are exempt from the “real time” reporting and ‘‘short swing’’ profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Although under Canadian rules, our officers, directors and principal shareholders are generally required to file on SEDI (www.sedi.ca) reports of transactions involving our common shares within five calendar days of such transaction, our shareholders may not know when our officers, directors and principal shareholders purchase or sell our common shares as timely as they would if we were a United States domestic issuer.

We are exposed to risks if we are unable to comply with laws and future changes to laws affecting public companies, including the Sarbanes-Oxley Act of 2002, and also to increased costs associated with complying with such laws.

Any future changes to the laws and regulations affecting public companies, as well as compliance with existing provisions of the Sarbanes Oxley Act of 2002 (‘‘SOX’’) in the United States and the other applicable Canadian securities laws and regulation and related rules and policies, may cause us to incur increased costs based on the implications of new rules and respond to new requirements. Delays, or a failure to comply with the new laws, rules and regulations could result in enforcement actions, the assessment of other penalties and civil suits. The new laws and regulations make it more expensive for us under indemnities provided by the Company to our officers and directors and may make it more difficult for us to obtain certain types of insurance, including liability insurance for directors and officers; as such, we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, or as executive officers.

We may be required to hire additional personnel and utilize additional outside legal, accounting and advisory services — all of which could cause our general and administrative costs to increase beyond what we currently have planned. We cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs.

The Company is required annually to review and report on the effectiveness of its internal control over financial reporting in accordance with SOX section 404 and Multilateral Instrument 52-109 – Certification of Disclosure in Issuer’s Annual and Interim Filings of the Canadian Securities Administrators. The results of this review are reported in our Annual Report on Form 20-F and in our Management’s Discussion and Analysis of Results of Operations and Financial Condition.

Management’s review is designed to provide reasonable assurance, not absolute assurance that all material weaknesses existing within the Company’s internal controls are identified. Material weaknesses represent deficiencies existing in the Company’s internal controls that may not prevent or detect a misstatement occurring which could have a material adverse affect on the quarterly or annual financial statements of the Company. In addition, management cannot assure you that the remedial actions being taken by the Company to address any material weaknesses identified will be successful, nor can management assure you that no further material weaknesses will be identified within its internal controls over financial reporting in future years.

If the Company fails to maintain effective internal controls over its financial reporting, there is the possibility of errors or omissions occurring or misrepresentations in the Company’s disclosures which could have a material adverse effect on the Company’s business, its financial statements, and the value of the Company’s common shares.

We may be classified as a “passive foreign investment company” or “PFIC” for U.S. income tax purposes, which could have significant and adverse tax consequences to U.S. investors.

The possible classification of our company as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes could have significant and adverse tax consequences for U.S. holders of our common shares.  It may be possible for U.S. holders of common shares to mitigate certain of these consequences by making an election to treat us as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”).  A non-U.S. corporation generally will be a PFIC if, for a taxable year (a) 75% or more of the gross income of such corporation for such taxable year consists of specified types of passive income or (b) on average, 50% or more of the assets held by such corporation either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if such non-U.S. corporation is not publicly traded and either is a “controlled foreign corporation” under Section 957(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or makes an election to determine whether it is a PFIC based on the adjusted bases of the assets).

The determination of whether we are, or will be, a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to various interpretations.  In addition, whether we will be a PFIC for the current taxable year and each subsequent taxable year depends on our assets and income over the course of each such taxable year and, as a result, cannot be predicted with certainty.  Absent one of the elections described above, if we are a PFIC for any taxable year during which a U.S. holder holds our ordinary shares, we generally will continue to be treated as a PFIC regardless of whether we cease to meet the PFIC tests in one or more subsequent years.  Accordingly, no assurance can be given that we will not constitute a PFIC in the current (or any future) tax year or that the IRS will not challenge any determination made by us concerning our PFIC status.

If we are a PFIC, the U.S. federal income tax consequences to a U.S. holder of the ownership and disposition of our shares will depend on whether such U.S. holder makes a QEF or Mark-to-Market Election.  Under recently passed legislation, unless otherwise provided by the Internal Revenue Service, a U.S. holder of our shares during any year in which we are a PFIC must file an informational return annually to report its ownership interest in the PFIC.

It may be difficult to obtain and enforce judgments against us because of our Canadian residency.

We are governed by the laws of Canada.  Most of our directors and officers are residents of Canada or other jurisdictions outside of the United States and all or a substantial portion of our assets and the assets of such persons may be located outside of the United States.  As a result, it may be difficult for shareholders to effect service of process upon us or such persons within the United States or to realize in the United States on judgments of courts of the United States predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States.  In addition, there is doubt as to the enforceability in Canada of liabilities predicated solely upon U.S. federal securities law against us, our directors, controlling persons and officers who are not residents of the United States, in original actions or in actions for enforcements of judgments of U.S. courts.

USE OF PROCEEDS

We will not receive any proceeds from any sales of common shares made from time to time hereunder by the selling shareholders.  The selling shareholders will pay any underwriting or broker discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of common shares in secondary offerings.  Any proceeds we receive from the exercise by the selling shareholders of warrants if and when any warrant holder pays the exercise price in cash rather than exercising on a cashless basis will be added to our working capital. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and accountants.

PRICE RANGE OF COMMON SHARES

Our common shares are currently listed on the Toronto Stock Exchange (the “TSX”) and quoted for trading on The NASDAQ Capital Market (“NASDAQ”) under the symbols “I” and “IPCI”, respectively.  Our shares began trading on October 22, 2009, when the transaction with Vasogen was completed.

The annual high and low sale prices for our common shares for the most recent full fiscal years since we began trading in October, 2009 are:

	NASDAQ		TSX
Year Ended November 30,	High ($)	Low ($)	High (C$)	Low (C$)
2010	5.05	1.41	5.36	1.50
2009	5.00	1.40	6.10	1.52

The quarterly high and low sale prices for our common shares for the two most recent full fiscal years and any subsequent period are:

	NASDAQ		TSX
Financial Quarter	High ($)	Low ($)	High (C$)	Low (C$)

2010
Q1	2.63	1.41	2.66	1.50
Q2	5.05	1.45	5.36	1.50
Q3	3.30	2.05	3.39	2.15
Q4	3.26	2.11	3.35	2.20

2009
Q4	5.00	1.40	6.10	1.52

The monthly high and low sale prices for our common shares during the six months of September 2010 through February 2011 were:

	NASDAQ		TSX
Month	High ($)	Low ($)	High (C$)	Low (C$)

February 2011	5.00	3.65	4.95	3.59
January 2011	6.12	2.69	6.05	2.71
December 2010	2.97	2.30	2.89	2.41
November 2010	3.20	2.45	3.20	2.57
October 2010	3.26	2.28	3.35	2.40
September 2010	2.92	2.11	2.98	2.20

The closing price of our common shares on NASDAQ on March 2, 2011, was $4.05 per share, and the closing price of our common shares on the TSX on March 2, 2011, was C$3.95 per share.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of November 30, 2010.  The information in this table should be read in conjunction with and is qualified by reference to the consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

As of November 30, 2010, the Company has cash totaling $789,136.

Short term debt-due to related parties (1)	$1,635,842
Current portion of short term lease obligations	$13,230
Common shares, unlimited amount authorized, 10,907,054 issued and outstanding:	$16,969
Shareholders’ Equity:	$92,956
$1,758,997

(1)
Amounts due to related parties are current liabilities payable to entities controlled by principal shareholders who are officers and directors of the Company for cash advanced by them to the Company and are represented by unsecured promissory notes. As of November 30, 2010 the Company had no outstanding guaranteed debt or secured debt.

PRIVATE PLACEMENT OF UNITS

On February 1, 2011, we completed a private offering of investment Units for gross proceeds of $12,000,000 (the “Financing”), each Unit consisting of one common share, a five-year warrant to purchase one-half of a common share at an exercise price of $2.50 per whole share (“Class A Warrants”) and a two-year warrant to purchase one-half of a common share at an exercise price of $2.50 per whole share (“Class B Warrants”).  Pursuant to the Securities Purchase Agreements, we issued to the investors a total of 4,800,000 common shares, Class A Warrants to purchase an aggregate of 2,400,000 common shares of the Company, and Class B Warrants to purchase an aggregate of 2,400,000 common shares of the Company.

Right of Participation

Pursuant to the Securities Purchase Agreements, the Investors will be entitled to a right of participation in future financings, which will be valid for two year after the closing date, with respect to certain proposed sales of the Company’s securities.

Restrictions on Subsequent Issuances

We are prohibited from issuing any securities other than certain exempt issuances for a period of 120 days after the Effective Date.  Additionally, for up to two years after the closing date of the Financing, we are restricted from issuing securities for consideration per share that is less than $2.50, as adjusted for stock splits, combinations, and dividends.  Until the Investors no longer hold any Warrants, we may not issue any securities for cash consideration involving any variable rate transaction.

For one year from the closing date of the Financing, we cannot undertake a reverse or forward stock split, stock dividend, stock combination or other similar transaction without the prior written consent of at least 67% of the Investors.

Registration Rights

The issuance of the Units to the Investors was exempt from registration under the Securities Act of 1933, as amended pursuant to Regulation D and Section 4(2) and/or Regulation S thereof and such other available exemptions. As such, the common shares, the warrants, and the common shares underlying the warrants may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

In connection with the Financing, we agreed to file a registration statement on Form F-3 within 40 days after the closing and use our best efforts to have it declared effective within 150 days after the closing to register (i) 100% of the common shares issued in the Financing; and (ii) 100% of the common shares underlying the investor warrants issued in the Financing (collectively, the “Registrable Securities”).

If (i) the Registration Statement is not filed by the Filing Date, (ii) the Registration Statement is not declared effective by the Effective Date, (iii) the Company fails to file with the Commission a request for acceleration within five (5) trading days of the date that the Company is notified by the Commission that a Registration Statement will not be “reviewed,” or not subject to further review, (iv) the Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be continuously effective for more than twenty consecutive calendar days or more than an aggregate of thirty calendar days during any consecutive 12-month period, or (v) at a time in which the Registrable Securities cannot be sold under the Registration Statement, the Company shall fail for any reason to satisfy the current public information requirement under Rule 144 as to the applicable Registrable Securities,  the Company shall pay to the investors, on a pro rata basis, partial liquidated damages of one percent (1%) of the aggregate purchase price paid by each investor on the occurrence of an event listed above and for each calendar month (pro rata for any period less than a calendar month) from an event, until cured.

The securities shall cease to be Registrable Securities for so long as they (i) have been sold (A) pursuant to a registration statement; or (B) in accordance with Rule 144 or any other rule of similar effect; or (ii) such securities become eligible for resale without volume or manner-of-sale restrictions, and when either the Company is compliant with any current public information requirements pursuant to Rule 144 or the current public information requirements no longer apply. The term “Holder” shall mean any person owning or having the right to acquire Registrable Securities or any permitted transferee of a Holder.

In connection with filing the Registration Statement, if the SEC limits the amount of Registrable Securities to be registered for resale pursuant to Rule 415 under the Securities Act, then the Company shall be entitled to exclude such disallowed Registrable Securities (the “Cut Back Shares”) on a pro rata basis among the Holders thereof with a first priority given to the common shares.

Placement Agent

Ladenburg Thalmann & Co. Inc. acted as placement agent in connection with the Financing.  For the Placement Agent’s services, we paid a cash commission equal to 6.75% of the aggregate gross proceeds of the Units sold and issued three-year warrants to purchase 96,000 common shares, exercisable at any time at a price equal to $3.125 per share.  We also agreed to pay expenses of up to $30,000 of the Placement Agent and to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act. The Agent Warrants will have registration rights identical to the registration rights afforded to the Investors of the Units.

Advisory Board

On January 31, 2011, we entered into a two year consulting agreement (the “Consulting Agreement”) with Doll Consulting, LLC (the “Consultant”) as an independent consultant.  The consultant has the right to attend and participate as a non-voting member in all meetings of the Board of Directors.  The Consultant will also serve on the newly created Commercial Advisory Committee to the Board of Directors (the “Committee”) with our Chief Executive Officer.

 The Committee shall be solely responsible for making recommendations to the Board for strategic planning, formation and implementation of commercialization plans and initiatives; for authorization of an increase in spending of over 10% from prior fiscal year levels for any budgeted expenditure; and for authorization of expenditures of over $500,000 per year with respect to any product for which an application to the FDA has not yet been made as of February 1, 2011 or the Rexista program.  All recommendations of the Committee to the Board shall be required to be unanimous.

DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Warrants.

The Warrants are issued in conjunction with a purchase of the Units. Upon Closing of the Financing, we issued to the investors Class A Warrants to purchase an aggregate of 2,400,000 common shares of the Company, and Class B Warrants to purchase an aggregate of 2,400,000 common shares of the Company.  Each Warrant entitles the holder to purchase one common shares.  The Warrants may be exercisable in whole or in part, at an exercise price equal to $2.50 per share (“Exercise Price”).  The Class A Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending of the fifth anniversary of the issuance date.   The Class B Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending of the second anniversary of the issuance date.  The Warrants may be exercised on a cashless basis at any time after the issuance date, provided that any previously unexercised portion of the Warrants will be automatically exercised on a cashless basis on the expiration of the Warrants.

The Warrants will be detachable and separately transferable only during the warrant exercise period..

The exercise price and number of the common shares to be received upon the exercise of Warrants are subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends, rights offerings or our recapitalization.  In the event of our liquidation, dissolution or winding up, the holders of Warrants will not be entitled to participate in the distribution of our assets.

Holders of Warrants do not have voting, pre-emptive, subscription or other rights of shareholders in respect of the Warrants, nor shall the holders be entitled to receive dividends.

We also issued to the Placement Agent three-year warrants to purchase 96,000 common shares, exercisable at any time at a price equal to $3.125 per share.

Options

At November 30, 2010, there were 3,038,698 common shares issuable upon the exercise of outstanding options. The weighted average exercise price of these options is $5.53 per common share. Up to 935,926 additional common shares are reserved for issuance under our stock option plan.

From November 30, 2010 to the date of this prospectus, no options to purchase our common shares were granted, 25,000 options to purchase our common shares were exercised, no options to purchase our common shares expired, and no options to purchase our common shares were cancelled.

Deferred Share Units

At November 30, 2010, there were 5,041 DSUs issuable to one non-management director. From November 30, 2010 to the date of this prospectus, no additional DSUs have been issued.

SELLING SHAREHOLDERS

The following table sets forth information as of March 3, 2011, with respect to the shareholders for which shares are being registered for sale.  Except for the transactions completed pursuant to the Securities Purchase Agreements dated as of February 1, 2011, the selling shareholders have not had any material relationship with us within the past three years.

The table below assumes for calculating each selling shareholder’s beneficial percentage ownership that options, warrants and/or convertible securities that are held by such selling shareholder (but not held by any other selling shareholder or person) and are exercisable or convertible within 60 days from the date of this prospectus have been exercised or converted subject to the Blockers referenced in Footnote 1 below.  The table also assumes the sale of all of the shares registered for sale by the selling shareholder pursuant to this prospectus.

	Shares		Common stock beneficially
Shareholders for Which Shares are	Beneficially owned	Shares Registered	owned after the offering
Being Registered for Sale	prior to the offering(1)	for Sale	Number of shares	Percentages
Arcoda Global HealthCare Master Fund, Ltd.(2)	50,000	50,000	0	0%
Scotia Capital ITF Alpha North Offshore Inc. (3)	100,000	100,000	0	0%
Alpha Capital Anstalt(4)	120,000	120,000	0	0%
Anson Investments Master Fund L.P.(5)	200,000	200,000	0	0%
Ayer Capital Partners Master Fund, L.P. (6)	785,030	1,336,436	551,406	3.36%
Ayer Capital Partners Kestrel Fund, L.P. (7)	44,172	44,172	0	0%
Epworth – Ayer Capital(8)	119,392	119,392	0	0%
Broadfin Healthcare Master Fund, Ltd. (9)	785,030	1,540,000	754,970	4.58%
Chestnut Ridge Partners, L.P. (10)	100,000	100,000	0	0%
Cynergy Healthcare Investors LLC 2009(11)	40,000	40,000	0	0%
CNH Diversified Opportunities Master Account, L.P. (12)	55,000	55,000	0	0%
AQR Diversified Arbitrage Fund(13)	785,030	880,000	94,970	*
AQR Opportunistic Premium Offshore Fund, L.P. (14)	82,500	82,500	0	0%
AST Academic Strategies Asset Allocation(15)	82,500	82,500	0	0%
DAFNA Lifescience Select Ltd. (16)	110,000	110,000	0	0%
DAFNA Lifescience LTD(17)	48,000	48,000	0	0%
DAFNA Lifescience Market Neutral LTD(18)	42,000	42,000	0	0%
GRQ Consultants, Inc. (19)	80,000	80,000	0	0%
Midsummer Ventures L.P. (20)	100,000	100,000	0	0%
Next View Capital, L.P. (21)	100,000	100,000	0	0%
Opus Point Healthcare Innovations Fund, L.P.(22)	60,000	60,000	0	0%
Opus Point Healthcare (Low Net) Fund, L.P. (23)	60,000	60,000	0	0%
Selective Asset Management Inc. as Agent for Northwest Specialty Innovations Fund(24)	100,000	100,000	0	0%
Straus Partners, L.P. (25)	450,000	450,000	0	0%
Straus Healthcare Partners, L.P. (26)	450,000	450,000	0	0%
H&Q Life Sciences Investors(27)	785,030	1,279,200	494,170	3.02%
H&Q Healthcare Investors(28)	785,030	1,840,800	785,030	4.99%
Brio Capital L.P. (29)	130,000	130,000	0	0%
Ladenburg Thalmann & Co., Inc. (30)	94,000	94,000	0	0%
LOM Bioquest(31)	2,000	2,000	0	0%

*	Less than 1%

1.
The terms of the warrants contain a blocker provision (the “Blocker”) under which the holders thereof does not have the right to exercise such warrants to the extent that such exercise would result in beneficial ownership by the holder thereof of more than 4.99% of the shares of common stock then issued and outstanding.  Without such Blockers,

20,628,054 shares of the Company’s common stock would be issued and outstanding, assuming all of the warrants held by the selling shareholders were exercised.

2.
Represents (i) 25,000 shares, and (ii) 25,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Michael Meyers, the investment manager of the selling shareholder.

3.
Represents (i) 50,000 shares, and (ii) 50,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Joey Javier, the investment manager of the selling shareholder.

4.
Represents (i) 60,000 shares, and (ii) 60,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Konrad Ackermann, the investment manager of the selling shareholder.

5.
Represents (i) 100,000 shares, and (ii) 100,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Moez Kassam, the investment manager of the selling shareholder.

6.
Represents (i) 668,218 shares, and (ii) 668,218 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Jay Venkatesan, the investment manager of the selling shareholder.  Ayer Capital Management, LP is the investment advisor of the selling shareholder.

7.
Represents (i) 22,086 shares, and (ii) 22,086 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Jay Venkatesan, the investment manager of the selling shareholder.  Ayer Capital Management, LP is the investment advisor of the selling shareholder.

8.
Represents (i) 59,696 shares, and (ii) 59,696 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Jay Venkatesan, the investment manager of the selling shareholder.  Ayer Capital Management, LP is the investment advisor of the selling shareholder.

9.
Represents (i) 770,000 shares, and (ii) 770,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Kevin Kotler, the investment manager of the selling shareholder.

10.
Represents (i) 50,000 shares, and (ii) 50,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural persons that have voting and dispositive power over the securities are Kenneth Pasternak and Kenneth Holz, the investment managers of the selling shareholder.

11.
Represents (i) 20,000 shares, and (ii) 20,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Patrick Adams, the investment manager of the selling shareholder.

12.
Represents (i) 27,500 shares, and (ii) 27,500 shares issuable upon exercise of Warrants.  CNH Partners, LLC, as the advisor of CNH Diversified Opportunities Master Account, L.P., has discretionary voting and investment authority over the shares owned by CNH Diversified Opportunities Master Account, L.P.  CNH Partners, LLC is controlled indirectly by Todd Pulvino and Mark Mitchell.  Accordingly, Todd Pulvino and Mark Mitchell may be deemed to share voting and investment authority over the shares owned by CNH Diversified Opportunities Master Account, L.P.

13.
Represents (i) 440,000 shares, and (ii) 440,000 shares issuable upon exercise of Warrants.  CNH Partners, LLC, as the sub-advisor of AQR Diversified Arbitrage Fund, has discretionary voting and investment authority over the shares owned by AQR Diversified Arbitrage Fund.  CNH Partners, LLC is controlled indirectly by Todd Pulvino and Mark Mitchell.  Accordingly, Todd Pulvino and Mark Mitchell may be deemed to share voting and investment authority over the shares owned by AQR Diversified Arbitrage Fund.

14.
Represents (i) 41,250 shares, and (ii) 41,250 shares issuable upon exercise of Warrants.  CNH Partners, LLC, as the sub-advisor of AQR Opportunistic Premium Offshore Fund, L.P., has discretionary voting and investment authority over the shares owned by AQR Opportunistic Premium Offshore Fund, L.P.  CNH Partners, LLC is controlled indirectly by Todd Pulvino and Mark Mitchell.  Accordingly, Todd Pulvino and Mark Mitchell may be deemed to share voting and investment authority over the shares owned by AQR Opportunistic Premium Offshore Fund, L.P..

15.
Represents (i) 41,250 shares, and (ii) 41,250 shares issuable upon exercise of Warrants.  CNH Partners, LLC, as the sub-advisor of AST Academic Strategies Asset Allocation, has discretionary voting and investment authority over the shares owned by AST Academic Strategies Asset Allocation.  CNH Partners, LLC is controlled indirectly by Todd Pulvino and Mark Mitchell.  Accordingly, Todd Pulvino and Mark Mitchell may be deemed to share voting and investment authority over the shares owned by AST Academic Strategies Asset Allocation.

16.
Represents (i) 55,000 shares, and (ii) 55,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural persons that have voting and dispositive power over the securities are Fariba Ghodsian and Nathan Fischel, the investment managers of the selling shareholder.

17.
Represents (i) 24,000 shares, and (ii) 24,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural persons that have voting and dispositive power over the securities are Fariba Ghodsian and Nathan Fischel, the investment managers of the selling shareholder.

18.
Represents (i) 21,000 shares, and (ii) 21,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural persons that have voting and dispositive power over the securities are Fariba Ghodsian and Nathan Fischel, the investment managers of the selling shareholder.

19.
Represents (i) 40,000 shares, and (ii) 40,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Barry Honig, the investment manager of the selling shareholder.

20.
Represents (i) 50,000 shares, and (ii) 50,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural persons that have voting and dispositive power over the securities are Michel Amsalem and Joshua Thomas, the investment managers of the selling shareholder.

21.
Represents (i) 50,000 shares, and (ii) 50,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Stewart Flink, the investment manager of the selling shareholder.

22.
Represents (i) 30,000 shares, and (ii) 30,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Michael Weiss, the investment manager of the selling shareholder.

23.
Represents (i) 30,000 shares, and (ii) 30,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Michael Weiss, the investment manager of the selling shareholder.

24.
Represents (i) 50,000 shares, and (ii) 50,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Robert McWhirter, the investment manager of the selling shareholder.

25.
Represents (i) 225,000 shares, and (ii) 225,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Ravinder Holder, the investment manager of the selling shareholder.

26.
Represents (i) 225,000 shares, and (ii) 225,000 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Ravinder Holder, the investment manager of the selling shareholder.

27.
Represents (i) 639,600 shares, and (ii) 636,600 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Laura Woodward, the investment manager of the selling shareholder.  Hanbrecht and Quist Capital Management LLC is the investment advisor of the selling shareholder.

28.
Represents (i) 920,400 shares, and (ii) 920,400 shares issuable upon exercise of Warrants.  The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Laura Woodward, the investment manager of the selling shareholder.  Hanbrecht and Quist Capital Management LLC is the investment advisor of the selling shareholder.

29.	Represents (i) 65,000 shares, and (ii) 65,000 shares issuable upon exercise of Warrants. The selling shareholder has advised us that the natural person that has voting and dispositive power over the securities is Shaye Hirsch, the investment manager of the selling shareholder.

30.	Represents 94,000 shares issuable upon exercise of Warrants received in connection with Placement Agent services provided.

31.	Represents 2,000 shares issuable upon exercise of Warrants received in connection with Placement Agent services provided.

PLAN OF DISTRIBUTION

Each selling shareholder (the “Selling Shareholders”) of the common shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their common shares covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission, in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown, in compliance with FINRA IM-2440.

In connection with the sale of the common shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of the common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Shares. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. The Selling Shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale Common Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The legality of the common shares offered hereby was passed upon for us by John Allport.  Mr. Allport currently holds the positions of Vice-President, Legal Affairs and Licensing, Director of the Company and acting general counsel.

EXPERTS

The consolidated financial statements, incorporated in this Prospectus by reference from the Company’s Form 6-K dated February 28, 2011 have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report, which is incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

MATERIAL CHANGES

On February 1, 2011, we completed a private offering of Units to certain Investors for gross proceeds of $12,000,000, each Unit consisting of one common share, a five-year warrant to purchase one-half of a common share at an exercise price of $2.50 per whole share and a two-year warrant to purchase one-half of a common share at an exercise price of $2.50 per whole share.  The issuance of the securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) of and Regulation D promulgated under the Securities Act.

Ladenburg Thalmann & Co. Inc. acted as placement agent, along with certain co-agents, in connection with the Financing.  For the Placement Agent’s services, we paid a cash commission equal to 6.75% of the aggregate gross proceeds of the Units sold and issued three-year warrants to purchase 96,000 common shares, exercisable at any time at a price equal to $3.125 per share.

WHERE YOU CAN FIND INFORMATION

We are subject to the informational requirements of the Exchange Act and we file reports and other information with the SEC.

You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC's Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed with the SEC, Washington, D.C., a registration statement on Form F-3 under the Securities Act of 1933, covering the securities offered by this prospectus.  This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement.  Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

The SEC allows us to "incorporate by reference" the information we file with them.  This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus.  We incorporate by reference into this prospectus the following documents:

•
Our report on Form 6-K dated February 28, 2011, including the audited financial statements for the years ended November 30, 2010 and 2009 and the Management Discussion and Analysis of the Financial Condition and Results of Operations, and Annual Information Form for the year ended November 30, 2010 contained therein, filed with the SEC on March 1, 2011; and

•	Our annual report on Form 20-F, except for the financial statements included in Item 18, for the year ended November 30, 2009, filed with the SEC on June 1, 2010.

In addition, any future filings on Form 20-F made with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities made under this prospectus, and any future reports on Form 6-K furnished by us to the SEC during such period or portions thereof that are identified in such forms as being incorporated into the registration statement of which this prospectus forms a part, shall be considered to be incorporated in this prospectus by reference and shall be considered a part of this prospectus from the date of filing of such documents.

We will provide, without charge upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus. Requests should be directed to Chief Financial Officer, Intellipharmaceutics International, Inc., 30 Worcester Road, Toronto, Ontario M9W 5X2, telephone: (416) 798-3001.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  We have not authorized any dealer, sales person or any other person to give any information or to represent anything not contained in this prospectus.  You must not rely on any unauthorized information.  This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

Our By-Law No. 1 (a by-law relating generally to the transaction of the business and affairs of the Company) provides for the indemnification of the directors and officers of the Company, former directors and officers of the Company against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company, subject to certain limitations in By-Law No. 1 and the limitations in the CBCA.

The Company may also indemnify other individuals who act or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity.

Insofar as indemnification for liabilities arising under the Securities Act of 1993, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 9.  Exhibits

(a)           Exhibits

Exhibit Number                                                                           Description

5	Opinion of John Allport as to the legality of the securities being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent included in opinion filed as Exhibit 5

24	Power of Attorney, included in the signature page of this Registration Statement

____________
* Previously filed

Item 10.  Undertakings.

(a)	The undersigned Registrant hereby undertakes to:

(1)           File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Toronto, Province  of Ontario, on the 11th day of March, 2011.

INTELLIPHARMACEUTICS INTERNATIONAL INC.

By: /s/ Dr. Amina Odidi
Dr. Amina Odidi President, Chief Operating Officer and Director

Each person whose signature appears below hereby authorizes each of Dr. Isa Odidi and Shameze Rampertab or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-3 was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Dr. Isa Odidi	Chairman of the Board of Directors and Chief	March 11, 2011
Dr. Isa Odidi	Executive Officer

/s/ Shameze Rampertab	Chief Financial Officer and Vice President, Finance	March 11, 2011
Shameze Rampertab	(Principal Financing and Accounting Officer)

/s/ Dr. Amina Odidi	President, Chief Operating Officer and Director	March 11, 2011
Dr. Amina Odidi

/s/ John N. Allport	Vice President, Legal Affairs and Licensing and	March 11, 2011
John N. Allport	Director

/s/ Kenneth Keirstead	Director	March 11, 2011
Kenneth Keirstead

/s/ Bahadur Madhani	Director	March 11, 2011
Bahadur Madhani

/s/ Eldon R. Smith	Director	March 11, 2011
Eldon R. Smith